Exhibit (a)(1)(E)

Offer to Purchase for Cash by Hewitt Associates, Inc.

up to 15,625,000 Shares of its

Class A Common Stock

at a Purchase Price Not Greater Than $32.00

Nor Less Than $28.75 Per Share

TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 5, 2007 UNLESS HEWITT EXTENDS THE TENDER OFFER.

August 8, 2007

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated August 8, 2007, and the letter of transmittal, in connection with the tender offer by Hewitt Associates, Inc., a Delaware corporation (“Hewitt”), to purchase up to 15,625,000 shares of its class A common stock, par value $0.01 per share (the “shares”). Pursuant to the offer to purchase and the letter of transmittal, which together (as each may be amended or supplemented from time to time) constitute the tender offer, Hewitt will purchase the shares at a price, specified by tendering stockholders, not greater than $32.00 nor less than $28.75 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the offer to purchase.

Hewitt will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $32.00 nor less than $28.75 per share (the “Purchase Price”), that it will pay for shares properly tendered and not properly withdrawn pursuant to the terms of the tender offer, after taking into account the number of shares so tendered and the prices specified by tendering stockholders. Hewitt will select the lowest Purchase Price that will allow it to purchase 15,625,000 shares, or if a lesser number of shares is properly tendered and not properly withdrawn, all such shares that are properly tendered and not properly withdrawn.

All shares properly tendered before the expiration date (as defined in Section 1 of the offer to purchase) at prices at or below the Purchase Price and not properly withdrawn will be purchased by Hewitt at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the “odd lot,” proration and conditional tender provisions thereof. All shares tendered at prices in excess of the Purchase Price and all shares that Hewitt does not accept for purchase because of proration or conditional tenders will be returned at Hewitt’s expense to the stockholders that tendered such shares as promptly as practicable after the expiration date. Hewitt expressly reserves the right, in its sole discretion, to purchase more than 15,625,000 shares pursuant to the tender offer, subject to applicable law.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the letter of transmittal for your information only. You cannot use the letter of transmittal to tender shares we hold for your account. The letter of transmittal must be completed and executed by us, according to your instructions.

Please instruct us as to whether you wish us to tender, on the terms and subject to the conditions of the tender offer, any or all of the shares we hold for your account, by completing and signing the Instruction Form enclosed herein.

Please note carefully the following:

1. You may tender shares at prices not greater than $32.00 nor less than $28.75 per share, as indicated in the enclosed Instruction Form, net to you in cash, without interest.

2. You should consult with your broker and/or your tax advisor as to whether (and if so, in what manner) you should designate the priority in which you want your tendered shares to be purchased in the event of proration.

3. The tender offer is not conditioned upon the receipt of financing or upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions set forth in Section 7 of the offer to purchase, which you should read carefully.

4. The tender offer, the proration period and the withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, September 5, 2007, unless Hewitt extends the tender offer.

5. The tender offer is for an aggregate of 15,625,000 shares of Hewitt’s common stock, constituting approximately 14% of the aggregate shares of such stock outstanding as of August 3, 2007.

6. Tendering stockholders who are registered stockholders or who tender their shares directly to Computershare Trust Company, N.A., will not be obligated to pay any brokerage commissions or fees, solicitation fees, or (except as set forth in the offer to purchase and Instruction 9 to the letter of transmittal) stock transfer taxes on Hewitt’s purchase of shares pursuant to the tender offer.

7. If you (i) own beneficially or of record an aggregate of fewer than 100 shares, (ii) instruct us to tender on your behalf ALL of the shares you own at or below the Purchase Price before the expiration date and (iii) check the box captioned “Odd Lots” in the attached Instruction Form, then Hewitt, upon the terms and subject to the conditions of the tender offer, will accept all of your tendered shares for purchase regardless of any proration that may be applied to the purchase of other shares properly tendered but not meeting the above conditions.

8. If you wish to condition your tender upon the purchase of all shares tendered or upon Hewitt’s purchase of a specified minimum number of the shares that you tender, you may elect to do so and thereby avoid (in full or in part) possible proration of your tender. Hewitt’s purchase of shares from all tenders which are so conditioned will be determined, to the extent necessary, by random lot. To elect such a condition, complete the section captioned “Conditional Tender” in the attached Instruction Form.

9. If you wish to tender portions of your shares at different prices, you must complete a SEPARATE Instruction Form for each price at which you wish to tender each such portion of your shares. We must and will submit separate letters of transmittal on your behalf for each price you will accept.

10. The Board of Directors of Hewitt has approved the tender offer. However, neither Hewitt, nor its Board of Directors nor the dealer manager makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares for purchase, or as to the price or prices at which stockholders should choose to tender their shares. Stockholders must make their own decisions as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which they should tender such shares. Hewitt’s directors and executive officers have advised Hewitt that they do not intend to tender any shares in the tender offer.

If you wish to have us tender any or all of your shares, please instruct us to that effect by completing, executing, and returning to us the enclosed Instruction Form. A pre-addressed envelope is enclosed for your convenience. If you authorize us to tender your shares, we will tender all of the shares that we hold beneficially for your account unless you specify otherwise on the enclosed Instruction Form.

Please forward your completed Instruction Form to us in a timely manner to give us ample time to permit us to submit the tender on your behalf before the expiration date of the tender offer. The tender offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, September 5, 2007, unless Hewitt extends the tender offer.

As described in the offer to purchase, if more than 15,625,000 shares, or such greater number of shares as Hewitt may elect to purchase in accordance with applicable law, are properly tendered at or below the Purchase

Price and not properly withdrawn before the expiration date, then Hewitt will accept shares for purchase at the Purchase Price in the following order of priority:

1. First, Hewitt will purchase all shares properly tendered at or below the Purchase Price and not properly withdrawn before the expiration date by any “odd lot” holder who:

(a) tenders ALL of the shares owned beneficially or of record by such odd lot holder at or below the Purchase Price before the expiration date (partial tenders will not qualify for this preference); AND

(b) completes the section captioned “Odd Lots” on the letter of transmittal and, if applicable, on the notice of guaranteed delivery,

without regard to any proration that would otherwise be applicable to such “odd lot” shares.

2. Second, after Hewitt has purchased all properly tendered (and not properly withdrawn) “odd lot” shares, Hewitt will purchase all other shares properly tendered at or below the Purchase Price before the expiration date (and not properly withdrawn) on a pro rata basis if necessary, subject to the conditional tender provisions described in Section 6 of the offer to purchase, and with adjustments to avoid purchases of fractional shares, all as provided in the offer to purchase.

3. Third, and only if necessary to permit Hewitt to purchase 15,625,000 shares (or such greater number of shares as Hewitt may elect to purchase subject to applicable law), Hewitt will purchase properly tendered shares from holders who have tendered shares conditionally (and for whom the condition was not initially satisfied) by random lot to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered (and for whom the condition was not initially satisfied) must have tendered all of their shares.

The tender offer is being made solely pursuant to the offer to purchase and the letter of transmittal and is being made to all record holders of shares of Hewitt’s common stock. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

YOUR PROMPT ACTION IS REQUESTED. PLEASE FORWARD YOUR COMPLETED INSTRUCTION FORM TO US IN AMPLE TIME TO PERMIT US TO SUBMIT THE TENDER ON YOUR BEHALF BEFORE THE EXPIRATION OF THE TENDER OFFER.

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